Exhibit 99.1

Home Point Capital Reports Second Quarter 2022 Financial Results

– Quarterly Origination Volume of $9.3 Billion –

– 3,573 Active Broker Partners in Second Quarter –

– Second Quarter 2022 Net Loss of $(44.4) Million, or $(0.32) per Share –

ANN ARBOR, Mich., August 11, 2022 -- Home Point Capital Inc. (NASDAQ: HMPT) (together with its subsidiaries, “Home Point Capital” or the “Company”), the parent entity of Home Point Financial Corporation (“Homepoint”), today announced its financial results for the second quarter ended June 30, 2022.

“We continued in the second quarter to focus on the key actions critical to navigating this cycle: further reducing expenses, enhancing our liquidity position and solely focusing on the origination channel that is best for consumers – wholesale,” said Willie Newman, President and Chief Executive Officer. “We were successful in our efforts to further strengthen our liquidity position by completing MSR sales. We also finalized the sale of our delegated correspondent channel and took incremental action to generate additional cost savings of $31 million on an annualized basis. All of these actions are intended to help Home Point navigate through an extremely challenging environment.”

Second Quarter 2022 Financial and Key Performance Indicator Summary

($mm, except per share values)	For the quarter ended
	6/30/2022	3/31/2022	6/30/2021

Total Funded Origination Volume	$9,291.9	$12,555.1	$25,465.8
Total Fallout Adjusted Lock Volume	$8,878.2	$12,589.1	$20,364.8
Gain on sale margin (bps)[1]	42	58	58
Servicing portfolio - Units	320,215	349,261	449,029
Servicing portfolio - UPB	$90,516.4	$101,984.8	$124,258.9

Total revenue, net	$70.0	$158.2	$84.4
Origination segment direct expenses	67.1	81.2	138.1
Servicing segment direct expenses	14.5	15.8	18.7
Corporate expenses	37.8	39.7	41.2
Total expenses	119.4	136.7	198.0
Net (loss) income	$(44.4)	$11.9	$(73.2)
Net (loss) income per share	$(0.32)	$0.09	$(0.53)

(1) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

Second Quarter 2022 Highlights

•	Quarterly funded origination volume was $9.3 billion, compared to $25.5 billion in the second quarter of 2021, and $12.6 billion in the first quarter of 2022.

•	Total revenue, net of $70.0 million, compared to $84.4 million in the second quarter of 2021 and $158.2 million in the first quarter of 2022.

•	Total revenue in the Origination segment of $37.2 million, compared to $117.2 million in the second quarter of 2021 and $72.8 million in the first quarter of 2022.

•
Gain on sale margin attributable to channels, before giving effect to the impact of capital markets and other activity, was 60 basis points in the second quarter of 2022, compared to 74 basis points in the second quarter of 2021 and 61 basis points in the first quarter of 2022.

•
Total expenses of $119.4 million for the second quarter of 2022 improved 39.7% versus the second quarter of 2021 and were 12.7% lower compared to the first quarter of 2022. The sequential quarter improvement was due to a 17.4% reduction in Origination segment direct expenses.

•
Net loss of $(44.4) million (or $(0.32) per basic and diluted share), compared to net loss of $(73.2) million (or $(0.53) per basic and diluted share) in the second quarter of 2021, and net income of $11.9 million (or $0.09 and $0.08 per basic and diluted share, respectively) in the first quarter of 2022.

•	Broker Partners of 8,744 as of June 30, 2022 increased by 2,006 from the second quarter of 2021, and increased by 368 from the first quarter of 2022.

•	In the second quarter of 2022, we had 3,573 active broker partners, an increase of 9.8% from the prior year and consistent with the first quarter of 2022.

•	During the quarter, Homepoint completed sales of mortgage servicing rights (“MSR”) portfolios of single-family mortgage loans for a total sale price of approximately $257.3 million.

•	Servicing customers of 320,215, down 28.7% from the second quarter of 2021, and down 8.3% compared to the first quarter of 2022.

•	Servicing portfolio UPB totaled $90.5 billion as of June 30, 2022, down 27.2% from the second quarter of 2021, and a reduction of 11.2% from the first quarter of 2022.

•
Total servicing portfolio delinquencies of 0.9%, compared to 1.6% in the second quarter of 2021 and 0.8% in the first quarter of 2022, primarily due to the servicing portfolio sales in the third and fourth quarters of 2021 and first two quarters of 2022 and a decline in COVID-related forbearance. The MSR multiple for the second quarter of 2022 of 5.8x increased from 3.7x in the second quarter of 2021 and 5.6x in the first quarter of 2022, primarily driven by slower prepayment speeds due to higher mortgage interest rates.

Origination Segment

Home Point Capital’s Origination segment originates and sells residential real estate mortgage loans. These loans are sourced through three channels. The primary channel is Wholesale, where the Company works with mortgage brokerages to source new customers. In the Correspondent channel, customers are acquired through a network of mortgage banks and financial institutions. On June 1, 2022, the Company completed the previously announced sale of the Correspondent channel. The Direct channel retains serviced customers in the Home Point Capital ecosystem.

The Origination segment recorded a contribution loss of $29.9 million in the second quarter of 2022, compared to contribution losses of $20.9 million in the prior-year quarter and $8.4 million in the first quarter of 2022.

Origination Segment – Financial Highlights and Summary of Key Performance Indicators

($mm)	For the quarter ended
	6/30/2022	3/31/2022	6/30/2021

Gain on loans, net	$13.2	$45.4	$75.0
Loan fee income	15.3	19.9	39.5
Interest income, net and other income	8.7	7.5	2.7
Total Origination segment revenue	37.2	72.8	117.2
Directly attributable expense	67.1	81.2	138.1
Contribution margin	$(29.9)	$(8.4)	$(20.9)

	For the quarter ended
Key Performance Indicators[1]	6/30/2022	3/31/2022	6/30/2021

Total Funded Origination Volume	$9,291.9	$12,555.1	$25,465.8
Total Fallout Adjusted Lock Volume	$8,878.2	$12,589.1	$20,364.8

Gain on Sale Margin (bps)[2]	42	58	58

Origination Volume by Purpose:
Purchase	71.3%	44.4%	35.2%
Refinance	28.7%	55.6%	64.8%

Third Party Partners:
Number of Broker Partners	8,744	8,376	6,738
Number of Correspondent Partners[3]	670	669	642

(1) See Appendix for additional volume and gain on sale information by channel.

(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

(3) Number of Correspondent Partners from whom the Company purchased loans prior to the completion of the previously announced sale of the Correspondent channel on June 1, 2022.

Servicing Segment

Home Point Capital’s Servicing segment generates revenue through contractual fees earned by performing daily administrative and management activities for mortgage loans that were primarily sourced by the Company’s Originations segment. These loans are serviced on behalf of investors/guarantors, primarily Fannie Mae, Freddie Mac and Ginnie Mae. In February 2022, Homepoint announced an agreement with ServiceMac, LLC (“ServiceMac”) pursuant to which ServiceMac will subservice all mortgage loans underlying MSRs held by Homepoint. Substantially all of Homepoint’s servicing staff has or will transition to ServiceMac providing customers with continuity and the same high-quality service. ServiceMac began subservicing newly originated agency loans for Homepoint in the second quarter of 2022. The balance of the agency portfolio and all of the Ginnie Mae portfolio will transition to ServiceMac in the third quarter of 2022. ServiceMac performs servicing functions on Homepoint’s behalf, but Homepoint will continue to hold the MSRs.

The Servicing segment generated a contribution margin of $20.0 million in the second quarter of 2022, compared to $(39.6) million in the second quarter of 2021 and $83.2 million in the first quarter of 2022.

Servicing Segment – Financial Highlights and Key Performance Indicators

($mm)	For the quarter ended
	6/30/2022	3/31/2022	6/30/2021

Loan servicing fees	$62.9	$81.1	$85.6
Interest income, net and other income	1.5	0.7	0.4
Total Servicing segment revenue	64.4	81.8	86.0
Directly attributable expense	14.5	15.8	18.7
Primary Margin	49.9	66.0	67.3
Change in MSR fair value: amortization	(33.4)	(49.0)	(77.7)
Adjusted contribution margin	16.5	17.1	(10.4)
Change in MSR fair value: mark-to-market, net of hedge	3.5	66.1	(29.2)
Contribution margin	$20.0	$83.2	$(39.6)

	For the quarter ended[1]
Key Performance Indicators	6/30/2022	3/31/2022	6/30/2021

MSR servicing portfolio - UPB	$90,516	$101,985	$124,259
Average MSR servicing portfolio - UPB	$96,251	$115,172	$106,268
MSR servicing portfolio - Units	320,215	349,261	449,029
Weighted average coupon rate	3.18%	3.00%	3.09%
60+ days delinquent, incl. forbearance	0.9%	0.8%	1.6%
MSR multiple	5.8	5.6	3.7

(1) Figures as of period end, except "Average MSR servicing portfolio - UPB" which is average for the period.

Balance Sheet and Liquidity Highlights

Home Point Capital had available liquidity of $632.7 million as of June 30, 2022, comprising $135.8 million of cash and cash equivalents and $496.9 million of undrawn capacity from its mortgage servicing rights line of credit and other credit facilities. The Company had total warehouse capacity of $6.0 billion, and unused capacity of $4.1 billion as of June 30, 2022, compared to total capacity of $6.6 billion, and unused capacity of $3.9 billion as of March 31, 2022.

($mm)	As of
	6/30/2022	3/31/2022	12/31/2021

Cash and cash equivalents	$135.8	$160.7	$171.0
Mortgage servicing rights (at fair value)	$1,419.1	$1,490.2	$1,525.1
Warehouse lines of credit	$1,910.4	$2,724.9	$4,718.7
Term debt and other borrowings, net	$845.5	$942.2	$1,226.5
Total shareholders' equity	$732.3	$783.2	$776.6

Dividend and Stock Repurchase Program

As previously reported, Home Point Capital’s board of directors declared a cash dividend of $0.04 per share for the first quarter of 2022, payable to all stockholders of record at the close of business on May 24, 2022. This cash dividend was paid out on June 7, 2022. Home Point Capital’s board of directors has determined not to declare a dividend for the second quarter. The board’s determination reflects the Company’s desire to maintain a strong liquidity position to support operations in the current macroeconomic environment, including rising interest rates and inflationary pressure, and the potential impact on the Company’s results of operations and financial condition.

During the quarter, the Company repurchased 718,106 shares at a weighted average price of $3.13 per share. The Company has $4.3 million of availability remaining under its $8.0 million stock repurchase program.

Conference Call and Webcast

Members of Home Point Capital’s management team will host a conference call and live webcast on Thursday, August 11, 2022 at 8:30 a.m. ET to review the Company’s financial results for the second quarter ended June 30, 2022.

The conference call may be accessed by dialing (877) 423-9813 (toll-free) or (201) 689-8573 (international), using the passcode 13730417. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast will also be available and can be accessed through the Investor Relations section of Home Point Capital’s website at investors.homepoint.com.

An investor presentation will be referenced during the call, and it will be available prior to the call through the Investor Relations section of Home Point Capital’s website.

A telephonic replay of the call will be available approximately two hours after the live call through Thursday, August 18, 2022 by dialing (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 13730417. To access a replay of the webcast, please visit Events in the Investor Relations section of Home Point Capital’s website.

About Home Point Capital

Home Point Capital is the parent company of Homepoint, one of the nation’s leading mortgage originators and servicers, putting people front and center of the homebuying and homeownership experience. The Company supports successful homeownership as a crucial element of broader financial security and well-being through delivering long-term value beyond the loan. Founded in 2015 and headquartered in Ann Arbor, Michigan, Homepoint works with a nationwide network of more than 8700 mortgage broker partners with deep knowledge and expertise about the communities and customers they serve. Today, Homepoint is the nation’s third-largest wholesale mortgage lender and the 7th-largest non-bank mortgage lender.

Home Point Financial Corporation d/b/a Homepoint. NMLS No. 7706 (For licensing information, go to: nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, "Homepoint" in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation, 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866.

Forward Looking Statements

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs, the industry in which we operate and other similar matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. Forward-looking statements are not guarantees of future performance, are based upon assumptions, and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others: our reliance on our financing arrangements to fund mortgage loans and otherwise operate our business; the dependence of our loan origination and servicing revenues on macroeconomic and U.S. residential real estate market conditions; the requirement to repurchase mortgage loans or indemnify investors if we breach representations and warranties; counterparty risk; the requirement to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances; risks related to any subservicer; competition for mortgage assets that may limit the availability of desirable originations, acquisitions and result in reduced risk-adjusted returns; our ability to continue to grow our loan origination business or effectively manage significant increases in our loan production volume; difficult conditions or disruptions in the mortgage-backed securities (“MBS”), mortgage, real estate and financial markets; competition in the industry in which we operate; our ability to acquire loans and sell the resulting MBS in the secondary markets on favorable terms in our production activities; our ability to adapt to and implement technological changes; the effectiveness of our risk management efforts; our ability to detect misconduct and fraud; any failure to attract and retain a highly skilled workforce, including our senior executives; our ability to obtain, maintain, protect and enforce our intellectual property; any cybersecurity risks, cyber incidents and technology failures; material changes to the laws, regulations or practices applicable to reverse mortgage programs operated by the Federal Housing Administration (“FHA”) and the U.S. Department of Housing and Urban Development; our vendor relationships; our failure to deal appropriately with various issues that may give rise to reputational risk, including legal and regulatory requirements; any employment litigation and related unfavorable publicity; exposure to new risks and increased costs as a result of initiating new business activities or strategies or significantly expanding existing business activities or strategies; the impact of changes in political or economic stability or by government policies on our material vendors with operations in India; our ability to fully utilize our net operating loss (“NOL”) and other tax carryforwards; any challenge by the Internal Revenue Service of the amount, timing and/or use of our NOL carryforwards; possible changes in legislation and the effect on our ability to use the tax benefits associated with our NOL carryforwards; the impact of other changes in tax laws; the impact of interest rate fluctuations; risks associated with hedging against interest rate exposure; the impact of any prolonged economic slowdown, recession or declining real estate values; risks associated with financing our assets with borrowings; risks associated with a decrease in value of our collateral; the dependence of our operations on access to our financing arrangements, which are mostly uncommitted; risks associated with the financial and restrictive covenants included in our financing agreements; risks associated with changes in the London Inter-Bank Offered Rate reporting practices and the use of alternative reference rates; our ability to raise the debt or equity capital required to finance our assets and grow our business; risks associated with derivative financial instruments; our ability to comply with continually changing federal, state and local laws and regulations; the impact of revised rules and regulations and enforcement of existing rules and regulations by the Consumer Financial Protection Bureau; the impact of revised rules and regulations and enforcement of existing rules and regulations by state regulatory agencies; our ability to comply with the Government-Sponsored Enterprises (“GSE”), FHA, U.S. Department of Veterans Affairs (“VA”) and U.S. Department of Agriculture (“USDA”) guidelines and changes in these guidelines or GSE and Government National Mortgage Association (“Ginnie Mae”) guarantees; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as Ginnie Mae, the FHA or the VA, the USDA, or GSEs such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; our ability to comply with the regulations applicable to our investment management subsidiary; the impact of private legal proceedings; risks associated with our acquisition of mortgage servicing rights; the impact of our counterparties terminating our servicing rights under which we conduct servicing activities; risks associated with higher risk loans that we service; our ability to foreclose on our mortgage assets in a timely manner or at all; and the effects of the COVID-19pandemic on our business. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those listed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as such risk factors may be amended, supplemented, or superseded from time to time by other reports filed by the Company with the Securities and Exchange Commission. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date thereof. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Consolidated Statements of Income (Loss)
($ in millions, except per share data)
(Unaudited)

($mm, except per share values)	For the quarter ended
	6/30/2022	3/31/2022	6/30/2021

Gain on loans, net	$13.2	$45.4	$75.0
Loan fee income	15.3	19.9	39.5
Interest income	27.5	27.1	34.6
Interest expense	(28.9)	(33.1)	(44.1)
Interest expense, net	(1.4)	(6.0)	(9.5)
Loan servicing fees	62.9	81.1	85.6
Change in fair value of mortgage servicing rights	(29.9)	17.2	(106.9)
Other income	9.9	0.6	0.7
Total revenue, net	70.0	158.2	84.4

Compensation and benefits	75.6	89.4	127.3
Loan expense	7.0	9.0	17.5
Loan servicing expense	7.1	5.7	7.5
Production technology	4.3	4.9	8.2
General and administrative	17.0	19.7	26.5
Depreciation and amortization	2.6	2.7	2.4
Other expenses	5.8	5.3	8.6
Total expenses	119.4	136.7	198.0

(Loss) income before income tax	(49.4)	21.5	(113.6)
Pre-tax margin	(70.6)%	13.6%	(134.6)%
Income tax benefit (expense)	$14.1	$(4.3)	$27.2
(Loss) income from equity method investment	$(9.1)	$(5.3)	$13.2
Net (loss) income	$(44.4)	$11.9	$(73.2)
Net margin	(63.4)%	7.5%	(86.7)%
(Loss) earnings per share:
Basic	$(0.32)	$0.09	$(0.53)
Diluted	$(0.32)	$0.08	$(0.53)
Basic weighted average common stock outstanding (mm)	138.5	139.2	139.0
Diluted weighted average common stock outstanding (mm)	138.5	140.6	139.0

Adjusted income statement metrics [1]:
Adjusted revenue	$57.4	$86.8	$126.8
Adjusted net loss	$(46.9)	$(41.0)	$(51.0)
Adjusted net margin	(81.7)%	(47.2)%	(40.2)%

(1) Non-GAAP measures. See non-GAAP reconciliation for a reconciliation of each measure to the nearest GAAP measure.

Consolidated Balance Sheet
($ in millions)

($mm)	As of
	6/30/2022	3/31/2022	12/31/2021
	(Unaudited)
Assets:
Cash and cash equivalents	$135.8	$160.7	$171.0
Restricted cash	27.1	37.0	36.8
Cash and cash equivalents and Restricted cash	162.9	197.7	207.8
Mortgage loans held for sale (at fair value)	2,018.6	2,889.0	5,107.1
Mortgage servicing rights (at fair value)	1,419.1	1,490.2	1,525.1
Property and equipment, net	18.0	21.4	21.9
Accounts receivable, net	177.0	218.0	129.1
Derivative assets	59.3	183.5	84.4
Goodwill	10.8	10.8	10.8
Government National Mortgage Association loans eligible for repurchase	117.1	81.3	65.2
Assets held for sale	50.7	58.4	63.7
Other assets	40.9	48.7	43.2
Total assets	$4,074.4	$5,199.0	$7,258.3

Liabilities and Shareholders’ Equity:
Warehouse lines of credit	1,910.4	2,724.9	4,718.7
Term debt and other borrowings, net	845.5	942.2	1,226.5
Accounts payable and accrued expenses	106.0	135.5	138.2
Government National Mortgage Association loans eligible for repurchase	117.1	81.3	65.2
Deferred tax liabilities	214.9	232.7	229.8
Derivative liabilities	60.3	219.4	26.7
Other liabilities	87.9	79.8	76.6
Total liabilities	3,342.1	4,415.8	6,481.7

Shareholders’ Equity:
Common stock	—	—	—
Additional paid in capital	511.6	525.6	523.8
Retained earnings	220.7	259.1	252.8
Treasury stock	—	(1.5)	—
Total shareholders' equity	732.3	783.2	776.6
Total liabilities and shareholders' equity	$4,074.4	$5,199.0	$7,258.3

Volume and Margin Detail by Channel

VOLUME DETAIL BY CHANNEL
($mm)	For the quarter ended
	6/30/2022	3/31/2022	6/30/2021

Funded Origination Volume by Channel
Wholesale	$7,382.4	$9,317.7	$18,380.0
Correspondent	1,731.8	2,733.3	5,695.1
Direct	177.7	504.1	1,390.7
Total Funded Origination Volume	$9,291.9	$12,555.1	$25,465.8

Fallout Adjusted Lock Volume by Channel
Wholesale	$7,483.3	$9,563.7	$15,566.2
Correspondent	1,269.1	2,610.8	3,962.6
Direct	125.9	414.6	836.0
Total Fallout Adjusted Lock Volume	$8,878.3	$12,589.1	$20,364.8

GAIN ON SALE MARGIN DETAIL BY CHANNEL
($mm)	For the quarter ended
	6/30/2022		3/31/2022		6/30/2021
	$ Amount	Basis Points	$ Amount	Basis Points	$ Amount	Basis Points
Gain on Sale Margin by Channel
Wholesale	$47.7	64	$62.6	65	$114.5	74
Correspondent	2.0	16	$3.5	13	9.3	23
Direct	3.2	256	$10.7	258	26.3	315
Margin Attributable to Channels	52.9	60	$76.8	61	150.1	74
Other Loss on Sale[1]	(15.7)	(18)	$(4.0)	(3)	(32.9)	(16)
Gain on Sale Margin[2]	$37.2	42	$72.8	58	$117.2	58

(1) Includes interest income (expense), net, realized and unrealized gains (losses) on locks and mortgage loans held for sale, net hedging results, the provision for the representation and warranty reserve, and differences between modeled and actual pull-through.

(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

Summary Segment Results

($mm)	For the quarter ended June 30, 2022
	Origination	Servicing	Segments Total	All Other	Total	Reconciliat ion Item[1]	Segments Total

Revenue:
Gain on loans, net	$13.2	$—	$13.2	$—	$13.2	$—	$13.2
Loan fee income	15.3	—	15.3	—	15.3	—	15.3
Loan servicing fees	—	62.9	62.9	—	62.9	—	62.9
Change in fair value of mortgage servicing rights	—	(29.9)	(29.9)	—	(29.9)	—	(29.9)
Interest income (expense), net	8.6	1.5	10.1	(11.5)	(1.4)	—	(1.4)
Other income	0.1	—	0.1	0.7	0.8	9.1	9.9
Total Revenue	$37.2	$34.5	$71.7	$(10.8)	$60.9	$9.1	$70.0

Contribution margin	$(29.9)	$20.0	$(9.9)	$(48.7)	$(58.6)

($mm)	For the quarter ended March 31, 2022
	Origination	Servicing	Segments Total	All Other	Total	Reconcilia tion Item[1]	Segments Total

Revenue:
Gain on loans, net	$45.4	$—	$45.4	$—	$45.4	$—	$45.4
Loan fee income	19.9	—	19.9	—	19.9	—	19.9
Loan servicing fees	—	81.1	81.1	—	81.1	—	81.1
Change in fair value of mortgage servicing rights	—	17.2	17.2	—	17.2	—	17.2
Interest income (expense), net	7.5	0.7	8.2	(14.2)	(6.0)	—	(6.0)
Other (expense) income	—	—	—	(4.7)	(4.7)	5.3	0.6
Total Revenue	$72.8	$99.0	$171.8	$(18.9)	$152.9	$5.3	$158.2

Contribution margin	$(8.4)	$83.2	$74.8	$(58.7)	$16.1

($mm)	For the quarter ended June 30, 2021
	Origination	Servicing	Segments Total	All Other	Total	Reconciliati on Item[1]	Segments Total

Revenue:
Gain on loans, net	$75.0	$—	$75.0	$—	$75.0	$—	$75.0
Loan fee income	$39.5	$—	$39.5	$—	$39.5	$—	$39.5
Loan servicing fees	$—	$85.6	$85.6	$—	$85.6	$—	$85.6
Change in fair value of mortgage servicing rights	$—	$(106.9)	$(106.9)	$—	$(106.9)	$—	$(106.9)
Interest income (expense), net	$2.7	$0.4	$3.1	$(12.6)	$(9.5)	$—	$(9.5)
Other income (expense)	$—	$—	$—	$13.8	$13.8	$(13.1)	$0.7
Total Revenue	$117.2	$(20.9)	$96.3	$1.2	$97.5	$(13.1)	$84.4

Contribution margin	$(20.9)	$(39.6)	$(60.5)	$(40.0)	$(100.5)

(1) The Company includes the income from its equity method investments in the All Other category. In order to reconcile to Total net revenue on the condensed consolidated statements of operations, it must be removed as is presented above.

GAAP to Non-GAAP Reconciliations
RECONCILIATION OF ADJUSTED REVENUE TO TOTAL REVENUE, NET

($mm)	For the quarter ended
	6/30/2022	3/31/2022	6/30/2021

Total revenue, net	$70.0	$158.2	$84.4
(Loss) income from equity method investment	(9.1)	(5.3)	13.2
Change in fair value of MSR, net of hedge	(3.5)	(66.1)	29.2
Adjusted revenue	$57.4	$86.8	$126.8

RECONCILIATION OF ADJUSTED NET INCOME TO TOTAL NET (LOSS) INCOME

($mm)	For the quarter ended
	6/30/2022	3/31/2022	6/30/2021

Total net (loss) income	$(44.4)	$11.9	$(73.2)
Change in fair value of MSR, net of hedge	(3.5)	(66.1)	29.2
Income tax effect of change in fair value of MSR, net of hedge	1.0	13.2	(7.0)
Adjusted net loss	$(46.9)	$(41.0)	$(51.0)

RECONCILIATION OF ADJUSTED NET MARGIN TO NET MARGIN

($mm)	For the quarter ended
	6/30/2022	3/31/2022	6/30/2021

Total revenue, net	$70.0	$158.2	$84.4
Total net (loss) income	(44.4)	11.9	(73.2)
Net margin	(63.4)%	7.5%	(86.7)%

Adjusted revenue	$57.4	$86.8	$126.8
Adjusted net loss	(46.9)	(41.0)	(51.0)
Adjusted net margin	(81.7)%	(47.2)%	(40.2)%

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted revenue, Adjusted net Income, and Adjusted net margin as “non-GAAP measures,” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define Adjusted revenue as Total net revenue exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge and adjusted for Income from equity method investment.

We define Adjusted net income as Net income (loss) exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge.

We exclude changes in fair value of MSRs, net of hedge from each of Adjusted revenue and Adjusted net income (loss) as they add volatility and are not indicative of the Company’s operating performance or results of operation. This adjustment does not include changes in fair value of MSRs due to realization of cash flows, which remain in each of Adjusted revenue and Adjusted net income (loss). Realization of cash flows occurs when cash is collected as customers make scheduled payments, partial prepayments of principal, or pay their mortgage in full.

We define Adjusted net margin by dividing Adjusted net income by Adjusted revenue.

We believe that Adjusted revenue, Adjusted net Income, and Adjusted net margin can provide useful information to investors and others in understanding and evaluating our operating results. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, or any other operating performance measure calculated in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

We believe that the presentation of Adjusted revenue, Adjusted net Income, and Adjusted net margin provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted revenue, Adjusted net Income, and Adjusted net margin provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. The Company measures the performance of the segments primarily on a contribution margin basis. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted revenue, Adjusted net Income, and Adjusted net margin differently, and as a result, our measures of Adjusted revenue, Adjusted net Income, and Adjusted net margin may not be directly comparable to those of other companies.

Investor Relations Contact:
Home Point Capital:
Lesley Alli
investor@hpfc.com

Media Contact:
Home Point Capital:
Brad Pettiford
media@hpfc.com